Exhibit 16.1

March 30, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) under Item 4.01 of its Form 8-K filed March 30, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on March 24, 2021. We are not in a position to agree or disagree with other statements of BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP